Exhibit 3

SECOND AMENDMENT TO RIGHTS AGREEMENT, dated as of March 17, 2005, (this “Amendment”), to the Amended and Restated Rights Agreement, dated as of April 16, 1999, as amended by the Amendment, dated as of June 3, 2002 (as so amended, the “Rights Agreement”), by and between Toys “R” Us, Inc. (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). Terms used herein but not defined shall have the meaning assigned to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

WHEREAS, the Company proposes to enter into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Global Toys Acquisition, LLC, a Delaware limited liability company (“Parent”), and Global Toys Acquisition Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”), and the Company;

WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement and the transactions contemplated thereby, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement as set forth in this Amendment; and

WHEREAS, this Amendment will not adversely affect the interests of the Holders of the Rights Certificates.

NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

1.    Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, none of Global Toys Acquisition, LLC, a Delaware limited liability company (“Parent”), Global Toys Acquisition Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”), nor any of their respective Affiliates or Associates shall become an Acquiring Person as a result of the approval, execution, delivery, adoption or performance of the Agreement and Plan of Merger, dated as of March 17, 2005, among Parent, Acquisition Sub and the Company (as it may be amended or supplemented from time to time, the “Merger Agreement”) or the consummation of the Merger (as defined in the Merger Agreement) or any other transactions contemplated thereby (such approval, execution, delivery, adoption, performance and consummation being referred to herein as the “Permitted Purchase Events”).”

2.    Section 1(k) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not occur or be deemed to occur as a result of any Permitted Purchase Event.”

3.    Section 1(l) of the Rights Agreement is hereby amended by deleting the existing definition of “Expiration Date” and inserting the following new definition:

“(l) “Expiration Date” shall mean the earliest of (i) the close of business on the date of the 2006 annual meeting of the stockholders of the Company (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged pursuant to Section 24 hereof and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement).”

4.    Section 1(w) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to occur as a result of any Permitted Purchase Event.”

5.    Section 1(bb) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Triggering Event shall not occur or be deemed to occur as a result of any Permitted Purchase Event.”

6.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.    In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

9.    If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.    The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

Attest:			TOYS “R” US, INC.

By:	/S/ DIANE MARTIN		By:	/S/ DAVID M. KASTIN
	Name:	Diane Martin		Name:	David M. Kastin
	Title:			Title:	Vice President and Deputy General Counsel

Attest:			AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/S/ JOSEPH ALLAN		By:	/S/ HERBERT LEMMER
	Name:	Joseph Allan		Name:	Herbert Lemmer
	Title:	Vice President		Title:	Vice President